Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2022 Financial Results

HERCULES, Calif.—February 16, 2023 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth-quarter 2022 net sales were $730.3 million, a decrease of 0.3 percent compared to $732.8 million reported for the fourth quarter of 2021. COVID-related revenue was approximately $13 million in the fourth quarter of 2022 versus approximately $46 million reported in the year-ago period. On a currency-neutral basis, quarterly sales increased 5.8 percent compared to the same period in 2021. Fourth-quarter 2022 revenue increased 10.6 percent on a currency-neutral basis when excluding COVID-related sales.

Fourth-quarter 2022 gross margin was 54.4 percent compared to 54.6 percent for the fourth quarter of 2021.

Life Science segment net sales for the fourth quarter were $359.7 million, an increase of 10.1 percent compared to the same period in 2021. On a currency-neutral basis, the segment sales increased 16.4 percent compared to the same quarter in 2021. When also excluding COVID-related sales, Life Science revenue increased 28.1 percent, and were primarily driven by Droplet Digital™ PCR, process chromatography, Western blotting, and qPCR products.

Clinical Diagnostics segment net sales for the fourth quarter were $369.6 million, a decrease of 8.7 percent compared to the same period in 2021. On a currency-neutral basis, net sales decreased 2.9 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue decreased 1.9 percent from the year-ago period, on a currency-neutral basis. The decrease was primarily driven by continuing supply chain constraints, which impacted instrument placements and sales of related consumables.

Income from operations for the fourth quarter of 2022 was $118.7 million versus $108.9 million during the same quarter last year.

Net income for the fourth quarter of 2022 was $827.7 million, or $27.78 per share, on a diluted basis, versus a net loss of $1,572.2 million, or $52.54 per share, on a diluted basis, during the same period in 2021. Net income (loss) amounts for the fourth quarter of 2022 and 2021 were predominantly impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the fourth quarter of 2022 was 24.2%, compared to 22.8% for the same period in 2021. The effective tax rate reported in Q4 of 2022 was primarily affected by an unrealized gain in equity securities, and the tax rate reported in Q4 of 2021 was primarily affected by unrealized loss in equity securities.

“During the fourth quarter, we continued to make progress, working through the ongoing global supply chain challenges,” said Norman Schwartz, Bio-Rad’s President, and Chief Executive Officer. “We also saw positive market response to new product introductions, setting the stage for 2023.”

GAAP Results
	Q4 2022	Q4 2021
Revenue (millions)	$730.3	$732.8
Gross margin	54.4%	54.6%
Operating margin	16.2%	14.9%
Net income (loss) (millions)	$827.7	$(1,572.2)
Income (loss) per diluted share	$27.78	$(52.54)

Non-GAAP Results
	Q4 2022	Q4 2021
Revenue (millions)	$730.3	$732.8
Gross margin	54.9%	55.2%
Operating margin	17.4%	15.7%
Net income (millions)	$98.5	$98.5
Income per diluted share	$3.31	$3.26

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP and Currency-Neutral Reporting.”

Non-GAAP net income for the fourth quarter of 2022 was $98.5 million, or $3.31 per share, on a diluted basis, compared to $98.5 million, or $3.26 per share, on a diluted basis, during the same period in 2021.

The non-GAAP effective tax rate for the fourth quarter of 2022 was 28.1 compared to 20.4 percent for the same period in 2021. The higher tax rate in 2022 was driven by a geographical mix of earnings.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three and twelve months ended December 31, 2022, and 2021:

	Three Months Ended		Year Ended
(In thousands, except per share data)	December 31,		December 31,
	2022	2021	2022	2021
GAAP net income (loss)	$827,734	$(1,572,163)	$(3,627,535)	$4,254,257
Legal settlements	—	—	—	(28,619)
Amortization of purchased intangibles	6,069	6,498	24,904	27,530
Legal matters	308	874	2,374	16,375
Acquisition related benefits	(494)	—	(494)	(40)
Restructuring (benefits) costs	31	(3,510)	4,594	64,289
(Gains) losses from change in fair market value of equity securities and loan receivable	(978,752)	2,152,505	5,193,554	(4,926,248)
Losses on equity-method investments	16,133	1,615	25,310	7,194
Other non-recurring items (2) (3)	2,454	1,909	8,600	1,909
Income tax effect of non-GAAP adjustments (1)	225,007	(489,230)	(1,198,728)	1,064,912
Non-GAAP net income	$98,490	$98,498	$432,579	$481,559

GAAP diluted income (loss) per share	$27.78	$(52.54)	$(121.79)	$140.83
Non-GAAP diluted income per share	$3.31	$3.26	$14.42	$15.94

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the sale of a division in 2020.

Full-Year 2022 Results

On a reported basis, net sales for the full year 2022 decreased 4.1 percent to $2,802.2 million compared to $2,922.5 million for the prior year. On a currency-neutral basis, net sales grew 0.3 percent. When excluding a royalty-related legal settlement totaling $32 million in 2021, full-year 2022 sales grew 1.5 percent on a currency-neutral basis.

COVID-related sales for the full year were approximately $109 million, compared to $266 million in the year-ago period. Excluding COVID-related sales and the royalty-related legal settlement of $32 million, full-year 2022 revenue increased 7.2 percent year-over-year on a currency-neutral basis.

Full-year 2022 reported net sales for the Life Science segment were $1,347.2 million, an increase of 2.7 percent compared to the same period in 2021 on a currency-neutral basis and excluding the legal settlement in 2021. Life Science revenue grew 15.2 percent on a currency-neutral basis in 2022 versus 2021 when excluding COVID-related sales and the legal settlement.

Full-year 2022 reported net sales for the Clinical Diagnostics segment were $1,451.0 million, an increase of 0.4 percent compared to the prior year on a currency-neutral basis. When excluding COVID-related sales, full-year Clinical Diagnostics revenue grew 1.3 percent compared to 2021 on a currency-neutral basis.

Full-year 2022 gross margin was 55.9 percent, compared to 56.1 percent in 2021.

Net loss for full-year 2022 was $3,627.5 million, or $121.79 per share, on a fully diluted basis, compared to net income of $4,254.3 million, or $140.83 per share, in 2021.

The effective tax rate for the full year of 2022 was 22.9 percent compared to 21.9 percent in 2021. The effective tax rate reported in 2022 was primarily affected by an unrealized loss in equity securities and the tax rate reported in 2021 was primarily affected by unrealized gain in equity securities.

The non-GAAP effective tax rate for the full year of 2022 was 22.0 percent compared to 21.2 percent in 2021.

Non-GAAP net income for 2022 was $432.6 million, or $14.42 per share, compared to $481.6 million, or $15.94 per share in 2021.

“While 2022 financial results were largely in line with our expectations, it is also important to recognize the measurable progress achieved on our operational initiatives,” said Mr. Schwartz. “Looking forward to 2023, we remain focused on leveraging our operational scale, operational improvements, and continued innovation. Our markets are strong and have largely recovered from the pandemic, giving us a positive outlook for growth. We extend sincere thanks to our employees across the globe for their ongoing commitment to supporting our customers as we continue our transformation and growth.”

Full-Year 2022 Highlights

•Full-year 2022 reported net sales were $2,802.2 million compared to $2,922.5 million for the full year of 2021. Excluding COVID-related sales and a royalty-related legal settlement in 2021, full-year 2022 revenue increased 7.2 percent year-over-year on a currency neutral basis.
•Full-year 2022 reported net loss was $3,627.5 million, or $121.79 per share, on a fully diluted basis, compared to net income of $4,254.3 million, or $140.83 per share, in 2021.

•In early 2022, during its Investor Day event, Bio-Rad’s management outlined a three-phased approach to the company’s continued transformation, including standardizing global operations, improving operational performance, and accelerating growth.
•During 2022, the company continued to expand its portfolio of qPCR instruments, including the CFX Duet Real-Time PCR and CFX Opus Deepwell Systems, which provide greater workflow flexibility.
•In June, the company introduced its CHT prepacked Foresight Pro Columns to support downstream process-scale chromatography applications in biological drug development and production.
•During the second quarter, Bio-Rad introduced its Genesis Cell Isolation System, utilizing Celselect Slides™ technology offering an improved method for the enrichment and enumeration of circulating tumor cells (CTCs) in liquid biopsies.
•In August, Bio-Rad released new, proprietary tools for discovery and drug development and expanded its libraries of dyes and antibodies (StarBright™ Dyes and Pioneer™ Antibody Discovery Platform).
•In September, as part of the company’s molecular diagnostics strategy, Bio-Rad acquired an innovative, “sample-to-result” rapid PCR technology from Curiosity Diagnostics™ for syndromic infectious disease testing.
•During the third quarter, the company introduced its QX600™ Droplet Digital PCR platform to enable new, advanced multiplexing applications.
•During the fourth quarter, Bio-Rad secured an exclusive licensing agreement with NuProbe™ USA, a genomics and molecular diagnostics company, to develop next-generation, highly multiplexed digital PCR assays for oncology applications.
•Throughout 2022, Bio-Rad installed its IH-500™ immunohematology systems across South Africa’s National Blood Services (SANBS) network addressing the country’s need for high-quality blood products and services.

2023 Financial Outlook

For the full year 2023, the company anticipates non-GAAP, currency-neutral revenue growth of approximately 6.0 to 7.0 percent and an estimated non-GAAP operating margin of approximately 19.5 percent. Bio-Rad’s management will discuss this outlook in greater detail during the fourth-quarter and full-year 2022 financial results conference call.

Conference Call and Webcast

Bio-Rad’s management will review the results for the fourth quarter and full year ended December 31, 2022, in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on February 16, 2023. To participate, call 844-200-6205 within the U.S. or +1 929-526-1599 outside the U.S., access code: 143970. A live webcast of the conference call will be accessible in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our ongoing business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our ongoing operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters because we do not believe they are reflective of ongoing business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD, CELSELECT SLIDES, DROPLET DIGITAL, IH-500, PIONEER, QX600 and STARBRIGHT are trademarks of Bio-Rad Laboratories, Inc. or Bio-Rad Medical Diagnostics GmbH in certain jurisdictions. NUPROBE is a trademark of NuProbe USA, Inc.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With 70 years of focus on quality and customer service, our products advance the scientific discovery process and improve healthcare. Our customers are universities, research institutions, hospitals, biotechnology and pharmaceutical companies, as well as public health and commercial laboratories including food safety and environmental quality testing facilities. Based in Hercules, California, Bio-Rad has a global network of operations with approximately 8,300 employees worldwide and $2.8 billion in revenues in 2022. For more information, please visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; in 2023, remaining focused on leveraging our operational scale, operational improvements, and continued innovation; continuing our transformation and growth; and for the full-year 2023, anticipating non-GAAP currency-neutral revenue growth of approximately 6.0 to 7.0 percent, and an estimated non-GAAP operating margin of approximately 19.5 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, supply chain issues, global economic conditions, foreign currency exchange fluctuations, our ability to develop and market new or improved products, our ability to compete effectively, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales	$730,288	$732,769	$2,802,249	$2,922,545
Cost of goods sold	333,191	332,829	1,234,919	1,284,449
Gross profit	397,097	399,940	1,567,330	1,638,096
Selling, general and administrative expense	212,227	224,111	827,825	877,122
Research and development expense	66,200	66,917	256,889	260,638
Income from operations	118,670	108,912	482,616	500,336
Interest expense	11,683	364	38,114	1,551
Foreign currency exchange (gains) losses, net	(3,338)	2,211	(205)	2,753
(Gains) losses from change in fair market value of equity securities and loan receivable	(978,752)	2,152,505	5,193,554	(4,926,248)
Other (income), net	(2,205)	(10,043)	(44,574)	(26,775)
Income (loss) before income taxes	1,091,282	(2,036,125)	(4,704,273)	5,449,055
(Provision for) benefit from income taxes	(263,548)	463,962	1,076,738	(1,194,798)
Net income (loss)	$827,734	$(1,572,163)	$(3,627,535)	$4,254,257

Basic earnings (loss) per share:
Net income (loss) per basic share	$27.89	$(52.54)	$(121.79)	$142.61
Weighted average common shares - basic	29,683	29,922	29,785	29,831

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$27.78	$(52.54)	$(121.79)	$140.83
Weighted average common shares - diluted	29,792	29,922	29,785	30,208

Note: As a result of the net loss for the nine months ended December 31, 2022, and for the three months ended December 31, 2021,
all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2022	December 31, 2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$434,215	$470,783
Short-term investments	1,362,017	404,695
Accounts receivable, net	494,645	423,537
Inventories, net	719,316	572,239
Other current assets	147,783	119,225
Total current assets	3,157,976	1,990,479

Property, plant and equipment, net	498,612	511,639
Operating lease right-of-use assets	180,952	204,798
Goodwill, net	406,488	347,343
Purchased intangibles, net	332,147	253,939
Other investments	8,830,892	14,387,006
Other assets	94,599	104,189
Total assets	$13,501,666	$17,799,393

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$329,831	$418,927
Current maturities of long-term debt	465	489
Income and other taxes payable	32,428	46,299
Other current liabilities	205,984	215,223
Total current liabilities	568,708	680,938

Long-term debt, net of current maturities	1,197,716	10,514
Other long-term liabilities	2,119,990	3,422,705
Total liabilities	3,886,414	4,114,157

Total stockholders’ equity	9,615,252	13,685,236
Total liabilities and stockholders’ equity	$13,501,666	$17,799,393

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Cash received from customers	$2,699,401	$2,886,489
Cash paid to suppliers and employees	(2,408,043)	(2,127,939)
Interest paid, net	(24,435)	(2,251)
Income tax payments, net	(158,259)	(134,683)
Other operating activities	85,783	47,848
Net cash provided by operating activities	194,447	669,464
Cash flows from investing activities:
Payments for acquisitions	(100,746)	(125,516)
Payments for purchases of marketable securities and investments	(2,060,238)	(851,627)
Proceeds from sales and maturities of marketable securities and investments	1,066,027	766,896
Payments for investment in loan instrument	—	(453,440)
Other investing activities	(112,636)	(133,694)
Net cash used in investing activities	(1,207,593)	(797,381)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	1,186,220	—
Payments on long-term borrowings	(510)	(3,020)
Other financing activities	(212,134)	(52,409)
Net cash provided by (used in) financing activities	973,576	(55,429)
Effect of foreign exchange rate changes on cash	2,981	(12,636)
Net decrease in cash, cash equivalents and restricted cash	(36,589)	(195,982)
Cash, cash equivalents and restricted cash at beginning of year	471,133	667,115
Cash, cash equivalents and restricted cash at end of year	$434,544	$471,133

Reconciliation of net income to net cash provided by operating activities:
Net income (loss)	$(3,627,535)	$4,254,257
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,296	137,592
Reduction in the carrying amount of right-of-use assets	39,924	39,264
(Gains) losses from change in fair market value of equity securities and loan receivable	5,193,554	(4,926,248)
Changes in working capital	(407,038)	13,230
Other	(1,141,754)	1,151,369
Net cash provided by operating activities	$194,447	$669,464

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2022	% of revenue	December 31, 2021	% of revenue	December 31, 2022	% of revenue	December 31, 2021	% of revenue

GAAP net sales	$730,288		$732,769		$2,802,249		$2,922,545
Legal settlements	—		—		—		(31,843)
Non-GAAP net sales	$730,288		$732,769		$2,802,249		$2,890,702

GAAP cost of goods sold	$333,191	$332,829	$1,234,919	$1,284,449
Amortization of purchased intangibles	(4,356)	(4,659)	(17,697)	(18,562)
Legal settlements	—	—	—	(3,535)
Restructuring benefits (costs)	229	112	(1,059)	(25,129)
Other non-recurring items (2)	—	(274)	—	(274)
Non-GAAP cost of goods sold	$329,064	$328,008	$1,216,163	$1,236,949

GAAP gross profit	$397,097	54.4%	$399,940	54.6%	$1,567,330	55.9%	$1,638,096	56.1%
Amortization of purchased intangibles	4,356		4,659		17,697		18,562
Legal settlements	—		—		—		(28,308)
Restructuring (benefits) costs	(229)		(112)		1,059		25,129
Other non-recurring items (2)	—		274		—		274
Non-GAAP gross profit	$401,224	54.9%	$404,761	55.2%	$1,586,086	56.6%	$1,653,753	57.2%

GAAP selling, general and administrative expense	$212,227	$224,111	$827,825	$877,122
Amortization of purchased intangibles	(1,713)	(1,839)	(7,207)	(8,968)
Legal matters	(308)	(874)	(2,374)	(16,375)
Acquisition related benefits (costs)	494	—	494	40
Restructuring benefits (costs)	(419)	1,367	(3,364)	(26,140)
Other non-recurring items (2)	(2,454)	(1,635)	(9,960)	(1,635)
Non-GAAP selling, general and administrative expense	$207,827	$221,130	$805,414	$824,044

GAAP research and development expense	$66,200	$66,917	$256,889	$260,638
Restructuring benefits (costs)	159	2,031	(171)	(13,020)
Non-GAAP research and development expense	$66,359	$68,948	$256,718	$247,618

GAAP income from operations	$118,670	16.2%	$108,912	14.9%	$482,616	17.2%	$500,336	17.1%
Legal settlements	—		—		—		(28,308)
Amortization of purchased intangibles	6,069		6,498		24,904		27,530
Legal matters	308		874		2,374		16,375
Acquisition related (benefits) costs	(494)		—		(494)		(40)
Restructuring (benefits) costs	31		(3,510)		4,594		64,289
Other non-recurring items (2)	2,454		1,909		9,960		1,909
Non-GAAP income from operations	$127,038	17.4%	$114,683	15.7%	$523,954	18.7%	$582,091	20.1%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(978,752)	$2,152,505	$5,193,554	$(4,926,248)
Gains (losses) from change in fair market value of equity securities and loan receivable	978,752	(2,152,505)	(5,193,554)	4,926,248
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(2,205)	$(10,043)	$(44,574)	$(26,775)
Gains (losses) on equity-method investments	(16,133)	(1,615)	(25,310)	(7,194)
Legal settlements	—	—	—	311
Other non-recurring items (3)	—	—	1,360	—
Non-GAAP other (income) expense, net	$(18,338)	$(11,658)	$(68,524)	$(33,658)

GAAP income (loss) before income taxes	$1,091,282	$(2,036,125)	$(4,704,273)	$5,449,055
Legal settlements	—	—	—	(28,619)
Amortization of purchased intangibles	6,069	6,498	24,904	27,530
Legal matters	308	874	2,374	16,375
Acquisition related (benefits) costs	(494)	—	(494)	(40)
Restructuring (benefits) costs	31	(3,510)	4,594	64,289
(Gains) losses from change in fair market value of equity securities and loan receivable	(978,752)	2,152,505	5,193,554	(4,926,248)
(Gains) losses on equity-method investments	16,133	1,615	25,310	7,194
Other non-recurring items (2) (3)	2,454	1,909	8,600	1,909
Non-GAAP income before income taxes	$137,031	$123,766	$554,569	$611,445

GAAP (provision for) benefit from income taxes	$(263,548)	$463,962	$1,076,738	$(1,194,798)
Income tax effect of non-GAAP adjustments (1)	225,007	(489,230)	(1,198,728)	1,064,912
Non-GAAP provision for income taxes	$(38,541)	$(25,268)	$(121,990)	$(129,886)

GAAP net income (loss)	$827,734	113.3%	$(1,572,163)	(214.6)%	$(3,627,535)	(129.5)%	$4,254,257	145.6%
Legal settlements	—		—		—		(28,619)
Amortization of purchased intangibles	6,069		6,498		24,904		27,530
Legal matters	308		874		2,374		16,375
Acquisition related (benefits) costs	(494)		—		(494)		(40)
Restructuring (benefits) costs	31		(3,510)		4,594		64,289
(Gains) losses from change in fair market value of equity securities and loan receivable	(978,752)		2,152,505		5,193,554		(4,926,248)
(Gains) losses on equity-method investments	16,133		1,615		25,310		7,194
Other non-recurring items (2) (3)	2,454		1,909		8,600		1,909
Income tax effect of non-GAAP adjustments (1)	225,007		(489,230)		(1,198,728)		1,064,912
Non-GAAP net income	$98,490	13.5%	$98,498	13.4%	$432,579	15.4%	$481,559	16.7%

GAAP diluted income (loss) per share	$27.78	$(52.54)	$(121.79)	$140.83
Legal settlements	—	—	—	(0.95)
Amortization of purchased intangibles	0.20	0.22	0.83	0.91
Legal matters	0.01	0.03	0.08	0.54
Acquisition related (benefits) costs	(0.02)	—	(0.02)	—
Restructuring (benefits) costs	—	(0.12)	0.15	2.13
(Gains) losses from change in fair market value of equity securities and loan receivable	(32.85)	71.24	173.12	(163.08)
(Gains) losses on equity-method investments	0.54	0.05	0.84	0.24
Other non-recurring items (2) (3)	0.08	0.06	0.29	0.06
Income tax effect of non-GAAP adjustments (1)	7.57	(16.18)	(39.95)	35.26
Add back anti-dilutive shares	—	0.50	0.87	—
Non-GAAP diluted income per share	$3.31	$3.26	$14.42	$15.94

GAAP diluted weighted average shares used in per share calculation	29,792	29,922	29,785	30,208
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	291	215	—
Non-GAAP diluted weighted average shares used in per share calculation	29,792	30,213	30,000	30,208

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$827,734	113.3%	$(1,572,163)	(214.6)%	$(3,627,535)	(129.5)%	$4,254,257	145.6%
Interest expense	11,683		364		38,114		1,551
(Benefit from) provision for income taxes	263,548		(463,962)		(1,076,738)		1,194,798
Depreciation and amortization	35,514		35,004		137,296		137,592
Foreign currency exchange (gains) losses, net	(3,338)		2,211		(205)		2,753
Other income, net	(2,205)		(10,043)		(44,574)		(26,775)
(Gains) losses from change in fair market value of equity securities and loan receivable	(978,752)		2,152,505		5,193,554		(4,926,248)
Dividend from Sartorius AG	—		—		31,586		18,991
Legal settlements (4)	—		—		—		(28,308)
Legal matters	308		874		2,374		16,375
Acquisition related (benefits) costs	(494)		—		(494)		(40)
Restructuring (benefits) costs	31		(3,510)		4,594		64,289
Other non-recurring items (2)	2,454		1,909		9,960		1,909
Adjusted EBITDA	$156,483	21.4%	$143,189	19.5%	$667,932	23.8%	$711,144	24.6%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the sale of a division in 2020.

(4) Amount excludes interest income received in connection with legal settlements.

2023 Financial Outlook

Forecasted non-GAAP operating margin excludes 78 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.